Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2021 Results
– Delivers 8% Net Sales Growth and 500 Basis Points Gross Margin Expansion –
– Gains 100 Basis Points of Nielsen Market Share in U.S. Color Cosmetics –
– Announces New Lifestyle Beauty Brand with Alicia Keys –
OAKLAND, California; August 5, 2020 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2020.
“We are proud of the e.l.f. team for delivering strong results and navigating category headwinds during these unprecedented times,” said Tarang Amin, e.l.f. Beauty's Chairman and Chief Executive Officer. “This is our sixth consecutive quarter of net sales growth, up 8% in Q1 versus last year. We also expanded gross margin to 67%, up nearly 500 basis points versus last year. Of the top five color cosmetics brands in the U.S., we were the only one to grow share in the quarter with 5.5% of the market, up 100 basis points versus last year, according to Nielsen. We believe that the successful execution of our strategic imperatives has set the foundation for long-term growth for the e.l.f. brand, as well as a platform for strategic extensions.”

“Today, we are also thrilled to announce that we are partnering with Alicia Keys, 15-time Grammy Award winning artist, producer, actress, and New York Times best-selling author, to create a new lifestyle beauty brand. This brand is a natural extension for us, bringing new meaning to beauty with an inclusive point of view, an authentic voice and a line of skin-loving, dermatologist-developed, cruelty-free products. We look forward to leveraging our operating platform and track record of success to build a multi-brand portfolio and advance our mission to make the best of beauty accessible to all.”
Three Months Ended June 30, 2020 Results
Net sales increased 8%, or $4.8 million, to $64.5 million, as compared to $59.8 million in the three months ended June 30, 2019. The increase was primarily driven by strength in digital, partially offset by certain retailer store closures in the U.S. and internationally due to COVID-19.
Gross margin increased to 67% from 62% when compared to the three months ended June 30, 2019, with benefits primarily driven by the shift in our sales mix to elfcosmetics.com, price increases implemented last summer, margin accretive innovation, cost savings, and favorable movements in foreign exchange rates, partially offset by the impact of tariffs on goods imported from China.
SG&A was $40.3 million, or 63% of net sales, compared to $32.1 million, or 54% of net sales in the three months ended June 30, 2019. The increase was primarily due to increased employee compensation costs related to annualizing headcount from building out our marketing, digital and innovation capabilities, proxy contest costs, operations costs driven by the increase in eCommerce sales, and investments in marketing and digital. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $33.1 million, or 51% of net sales, compared to $27.8 million, or 47% of net sales in the three months ended June 30, 2019.
The benefit for income taxes was $1 thousand, as compared to a provision of $1.9 million in the three months ended June 30, 2019. The change was primarily driven by a decrease in income before taxes of $4.1 million and an increase in discrete tax benefit of $0.7 million, primarily related to share-based compensation.
Net income was $1.5 million, or $0.03 per diluted share, based on a weighted-average diluted share count of 50.9 million shares. This compares to net income of $3.7 million, or $0.07 per diluted share, based on a weighted-average diluted share count of 50.3 million shares in the three months ended June 30, 2019.

Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 7% to $15.5 million from $14.5 million in the three months ended June 30, 2019.
Adjusted net income (net income excluding the items identified in the reconciliation table below) was $8.6 million, or $0.17 per diluted share, based on a weighted-average diluted share count of 50.9 million shares. This compares to adjusted net income of $6.9 million, or $0.14 per diluted share, based on a weighted-average diluted share count of 50.3 million in the three months ended June 30, 2019.
Balance Sheet
As of June 30, 2020, the Company had $54.2 million in cash and cash equivalents, as compared to $60.7 million as of June 30, 2019. The decrease was primarily due to the acquisition of W3LL PEOPLE for $25.9 million in February 2020. As of June 30, 2020, long-term debt totaled $122.7 million, as compared to $135.5 million as of June 30, 2019.
New Lifestyle Beauty Brand with Alicia Keys
The Company believes strategic extensions are key to its long-term growth as it evolves from a single brand to a multi-brand beauty company. Today, the Company is announcing a new lifestyle beauty brand developed by e.l.f. with Alicia Keys. This is not just another “celebrity beauty line.” The Company has developed a robust multi-year, multi-category product pipeline with Alicia Keys to support the long-term growth of this brand. Adding this brand plus W3LL PEOPLE to the Company’s portfolio reflects the Company’s deep commitment to inclusive, accessible, and cruelty-free beauty. The Company’s interests are aligned with Alicia’s with a royalty and milestone-based fee structure that leverages both cash and e.l.f. Beauty equity. The Company expects this new lifestyle beauty brand to be available online and in retail outlets in calendar year 2021. The Company looks forward to unveiling more in advance of its Q2 earnings call in November.
COVID-19 Business Update
The Company has seen volatility in its sales performance due to the COVID-19 outbreak. It anticipates sales results will continue to be impacted until consumers return to normal shopping patterns. The Company continues to focus on the following areas to address the impact of the COVID-19 pandemic on the business: 1) supporting the health and safety of employees and community; 2) minimizing disruption to the supply chain; and 3) keeping adequate levels of liquidity and flexibility within the Company’s credit agreement.
Company Outlook
The Company continues to expect sales trends and the economy overall to remain challenged for the next several months. Given the uncertainty around the timing, speed and duration of the recovery from the adverse impacts of COVID-19, the Company is continuing to suspend guidance for fiscal year 2021.

“We expect consumer behavior to remain impacted by COVID-19 at least through the end of the calendar 2020, if not our full fiscal year,” said Mandy Fields, Chief Financial Officer. “We believe that our digital strength, core value proposition and our strong portfolio of brands will position us for long-term growth as consumer behavior normalizes post-COVID.”

Webcast Details

The Company will hold a webcast to discuss the results from its first quarter fiscal 2021 today, August 5, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating are invited to register prior to the start of the webcast at https://investor.elfcosmetics.com/ (hover over "news & events" then click on "events"). Following the presentation, anyone who would like to ask a question should do so through a separate dial-in line at (866) 807-9684 or (412) 317-5415 internationally. Those not asking questions can hear the question and answer session through the webcast. A replay of the webcast will be available at the link above for twelve-months.

About e.l.f. Beauty
e.l.f. Beauty stands with every eye, lip, face and paw. This deep commitment to inclusive, accessible, cruelty-free beauty has fueled the success of our namesake e.l.f. Cosmetics brand since 2004. With the acquisition of the pioneering clean-beauty brand W3LL People in February 2020, and a new lifestyle beauty brand created with Alicia Keys expected to launch in calendar year 2021, we continue to strategically expand our portfolio with brands that support our purpose and values. Our family of brands is available online, and across leading beauty, mass-market, and clean beauty specialty retailers.
Learn more by visiting investor.elfcosmetics.com
About e.l.f. Cosmetics
Since 2004, e.l.f. Cosmetics has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. continues to attract a highly-engaged audience and set benchmarks with new digital platforms. Our brand is widely available at leading retailers such as Target, Walmart and Ulta Beauty, and has a growing international presence.
Learn more by visiting www.elfcosmetics.com
About W3LL PEOPLE
A clean beauty pioneer with 40 EWG VERIFIED™ products, W3LL PEOPLE has raised the standard for high-performance, plant-powered, cruelty-free cosmetics since 2008. Founded on the principles of purity, artistry and responsibility, we are committed to creating clean products that help people be well, look well, and do well. Currently available online and at select Target, Whole Foods, Detox Market and Credo Beauty stores, the brand aims to become even more accessible to consumers as part of the e.l.f. Beauty family.
Learn more by visiting www.w3llpeople.com
About A New Lifestyle Beauty Brand with Alicia Keys
In 2021, we anticipate the launch of a lifestyle beauty brand created with artist, producer, actress, and New York Times best-selling author Alicia Keys. Born of Alicia’s personal skincare journey and her passion for bringing light into the world, the brand vision is more than skin deep. With an inclusive point of view, an authentic voice, and a line of skin-loving, dermatologist-developed, cruelty-free products, this lifestyle beauty brand aims to bring new meaning to beauty by honoring ritual in our daily life and practicing intention in every action. The brand is expected to be available online and through exclusive retail partnerships in select markets.

Note Regarding non-GAAP Financial Measures
This press release includes references to non-GAAP measures, including, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes costs or gains related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs or gains related to restructuring of operations, stock based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s expectations regarding sales and the overall economy for fiscal year 2021 under “COVID-19 Business Update” and “Company Outlook” above; the Company’s belief that the successful execution of its strategic imperatives has set the foundation for long-term growth for the e.l.f. brand, as well as a platform for strategic extensions; the Company’s beliefs and expectations regarding the success and growth potential of the lifestyle beauty brand created with Alicia Keys; the Company’s desire to leverage its operating platform and track record of success to build a multi-brand portfolio; the Company’s belief that strategic extensions are key to its long-term growth; the Company’s belief that its product pipeline will support the long-term growth of the lifestyle beauty brand created with Alicia Keys; the Company belief that its interests are aligned with Alicia Keys; the Company’s expectations regarding the availability of the lifestyle beauty brand created with Alicia Keys; the Company’s expectations regarding its focus as it navigates the COVID-19 pandemic; and the Company’s expectations regarding consumer behavior during the COVID-19 pandemic. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; the Company’s ability to effectively manage its SG&A and other expenses; the Company’s ability to achieve the anticipated benefits of the lifestyle beauty brand created with Alicia Keys, unexpected costs, charges or expenses related to the lifestyle beauty brand created with Alicia Keys, and the uncertainty regarding the impact of the COVID-19 pandemic. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Melinda Fried	Alecia Pulman
Head of Corporate Communications, e.l.f. Beauty (650) 960-5177	ICR, Inc. (203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2020	2019

Net sales	$64,527	$59,764
Cost of sales	21,186	22,573
Gross profit	43,341	37,191
Selling, general and administrative expenses	40,332	32,055
Restructuring income	—	(1,792)
Operating income	3,009	6,928
Other (expense) income, net	(30)	351
Interest expense, net	(1,468)	(1,717)
Income before provision for income taxes	1,511	5,562
Income tax (provision) benefit	1	(1,856)
Net income	$1,512	$3,706
Comprehensive income	$1,512	$3,706
Net income per share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.07
Weighted average shares outstanding:
Basic	48,924,454	48,345,942
Diluted	50,939,938	50,317,088

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2020	March 31, 2020	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$54,224	$46,167	$60,746
Accounts receivable, net	29,825	29,721	22,623
Inventory, net	52,752	46,209	51,020
Prepaid expenses and other current assets	8,714	10,263	6,795
Total current assets	145,515	132,360	141,184
Property and equipment, net	16,146	17,171	16,493
Intangible assets, net	100,379	102,410	95,333
Goodwill	171,321	171,321	157,264
Investments	2,875	2,875	2,875
Other assets	25,832	26,967	22,832
Total assets	$462,068	$453,104	$435,981

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$13,187	$12,568	$10,681
Accounts payable	21,484	12,390	16,982
Accrued expenses and other current liabilities	22,560	26,165	18,313
Total current liabilities	57,231	51,123	45,976
Long-term debt and finance lease obligations	122,701	126,088	135,511
Deferred tax liabilities	21,478	21,892	17,839
Long-term operating lease obligations	11,400	11,239	13,945
Other long-term liabilities	550	591	702
Total liabilities	213,360	210,933	213,973

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2020, March 31, 2020 and June 30, 2019; 50,708,699, 50,003,531 and 49,865,995 shares issued and outstanding as of June 30, 2020, March 31, 2020 and June 30, 2019, respectively	491	489	484
Additional paid-in capital	758,236	753,213	747,233
Accumulated deficit	(510,019)	(511,531)	(525,709)
Total stockholders' equity	248,708	242,171	222,008
Total liabilities and stockholders' equity	$462,068	$453,104	$435,981

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$1,512	$3,706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,429	5,192
Restructuring income	—	(1,792)
Stock-based compensation expense	4,627	3,926
Amortization of debt issuance costs and discount on debt	214	190
Deferred income taxes	(414)	1,086
Other, net	72	16
Changes in operating assets and liabilities:
Accounts receivable	(174)	9,641
Inventories	(6,543)	(7,241)
Prepaid expenses and other assets	1,065	725
Accounts payable and accrued expenses	5,891	2,190
Other liabilities	(856)	(4,774)
Net cash provided by operating activities	11,823	12,865

Cash flows from investing activities:
Purchase of property and equipment	(1,155)	(2,904)
Net cash used in investing activities	(1,155)	(2,904)

Cash flows from financing activities:
Proceeds from revolving line of credit	20,000	—
Repayment of revolving line of credit	(20,000)	—
Repayment of long-term debt	(2,475)	(2,063)
Debt issuance costs paid	(334)	—
Repurchase of common stock	—	(1,079)
Cash received from issuance of common stock	398	240
Other, net	(200)	(187)
Net cash used in financing activities	(2,611)	(3,089)

Net increase in cash and cash equivalents	8,057	6,872
Cash and cash equivalents - beginning of period	46,167	53,874
Cash and cash equivalents - end of period	$54,224	$60,746

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2020	2019

Net income	$1,512	$3,706
Interest expense, net	1,468	1,717
Income tax (benefit) provision	(1)	1,856
Depreciation and amortization	5,360	4,618
EBITDA	$8,339	$11,897
Restructuring income (a)	—	(1,792)
Stock-based compensation	4,627	3,926
Other non-cash and non-recurring costs (b)	2,577	489
Adjusted EBITDA	$15,543	$14,520

(a) Represents restructuring income related to the e.l.f. retail store closures. The three months ended June 30, 2019 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including proxy contest expenses and costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2020	2019
Selling, general, and administrative expenses	$40,332	$32,055
Stock-based compensation	(4,627)	(3,926)
Other non-cash and non-recurring costs (a)	(2,577)	(327)
Adjusted selling, general, and administrative expenses	$33,128	$27,802

(a) Represents various non-cash or non-recurring costs, including proxy contest expenses and costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2020	2019
Net income	$1,512	$3,706
Restructuring income (a)	—	(1,792)
Stock-based compensation	4,627	3,926
Other non-cash and non-recurring costs (b)	2,577	489
Amortization of acquired intangible assets (c)	2,031	1,720
Tax Impact (d)	(2,130)	(1,116)
Adjusted net income	$8,617	$6,933

Weighted average number of shares outstanding - diluted	50,939,938	50,317,088
Adjusted diluted earnings per share	$0.17	$0.14

(a) Represents restructuring income related to the e.l.f. retail store closures. The three months ended June 30, 2019 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement.
(b) Represents various non-cash or non-recurring costs, including proxy contest expenses and costs related to the development or acquisition of new brands, including W3LL People in February 2020, as well as the automation of certain warehouse and distribution activities.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships, trademarks and favorable leases.
(d) Represents the tax impact of the above adjustments.